Exhibit 99.1

Dermira Reports First Quarter 2019 Financial Results

and Provides Corporate Update

-	QBREXZA™ (glycopyrronium) cloth prescriptions increased more than 50% over fourth quarter 2018

-	First quarter net product sales of $2.5 million

-	Approximately 80% of commercially insured patients have access to QBREXZA

-	End-of-Phase 2 FDA meeting scheduled following positive lebrikizumab study results

-	Balance sheet strengthened through follow-on equity financing

MENLO PARK, Calif., May 7, 2019 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter ended March 31, 2019, provided a corporate update and issued 2019 financial guidance.

“Positive momentum continued into the first quarter 2019 at Dermira. Bolstered by significant prescription growth of QBREXZA and the positive topline efficacy and safety results from our lebrikizumab Phase 2b study in atopic dermatitis, we’ve never been in a stronger position,” said Tom Wiggans, chairman and chief executive officer of Dermira. “As we look ahead to the rest of the year, we are focused on continuing our efforts to build awareness of QBREXZA to drive prescription demand and sales growth, initiating the Phase 3 clinical development program for lebrikizumab following discussions with the U.S. Food and Drug Administration, exploring lifecycle opportunities for our existing programs and maintaining a strong balance sheet. These efforts will allow us to continue delivering on our commitment to bring innovative, new therapies to patients with chronic skin conditions.”

First Quarter 2019 Financial Results

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Total revenue for the first quarter was $2.5 million, comprised exclusively of QBREXZA product sales, compared with $0.3 million of collaboration and license revenue for the comparable quarter in 2018.

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First quarter 2019 QBREXZA sales were impacted by the company’s launch-related patient financial assistance program designed to broaden patient access, a component of which is being phased out beginning in the second quarter of 2019 as a result of the company having achieved specific objectives for commercial coverage of QBREXZA.

•	Total costs and operating expenses for the quarter ended March 31, 2019 were $65.2 million compared to $57.2 million for the first quarter of 2018.

•	Cost of sales for the first quarter of 2019 was $0.9 million related to QBREXZA sales.

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Research and development (R&D) expenses for the first quarter of 2019 were $15.6 million compared to $25.6 million for the comparable prior-year period. This decrease was primarily due to a reduction in activities associated with the company’s previous acne program and, to a lesser degree, in personnel-related costs in research and development functions.

•

Selling, general and administrative (SG&A) expenses for the first quarter of 2019 were $48.7 million compared to $30.5 million for the comparable prior-year period. This increase was primarily driven by higher costs as a result of the October 2018 QBREXZA commercial launch, including higher personnel-related costs associated with the addition of a sales force and other positions within the commercial organization, and patient awareness and physician education marketing activities.

•	For the quarter ended March 31, 2019, Dermira reported a net loss of $64.8 million compared with a net loss of $59.3 million for the same period in 2018.

•	As of March 31, 2019, Dermira had cash and investments of $387.8 million and 53.6 million common shares outstanding.

Key Operational Highlights

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In the first quarter of 2019, generated 23,559 prescriptions for QBREXZA as reported by Symphony PHAST monthly data and 18,384 prescriptions as reported by IQVIA monthly data and the company’s preferred dispensing partner, in each case representing an increase of approximately 59% over the fourth quarter of 2018.

•	Launched “Life Unfolds,” a new direct-to-consumer campaign designed to drive consumer awareness of QBREXZA, in March 2019.

•	Secured QBREXZA coverage for approximately 80% of the total U.S. commercial lives (calculated based on Dermira data on file) as of May 1, 2019.

•	Reported positive topline results from a Phase 2b dose-ranging study evaluating lebrikizumab, an anti-IL-13 monoclonal antibody, in patients with moderate-to-severe atopic dermatitis in March 2019.

•	Closed an underwritten follow-on public offering in March 2019 which generated approximately $140 million in net proceeds.

•

Entered into an option and license agreement with Almirall in February 2019, under which Almirall acquired an option to exclusively license rights to develop lebrikizumab for the treatment or prevention of dermatology indications, including but not limited to atopic dermatitis, and commercialize lebrikizumab for the treatment or prevention of all indications in Europe.

•	Initiated a proof-of-concept study to evaluate the efficacy and safety of QBREXZA in people living with primary palmar hyperhidrosis, or excessive sweating of the hands.

Upcoming Milestones and Expectations

•	Following an end-of-Phase 2 meeting with the U.S. Food and Drug Administration, scheduled for midyear, initiate a Phase 3 clinical development program for lebrikizumab by the end of 2019.

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Receive and announce Almirall’s decision regarding the potential exercise of its option to exclusively license rights to lebrikizumab in Europe at the conclusion of its 45-day evaluation period, which is expected midyear.

•	For fiscal year 2019:

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For QBREXZA, management expects prescriptions and net product sales to grow quarter-over-quarter over the course of 2019, with such growth accelerating in the second half of the year; and the gross-to-net discount to improve from 76% in the first quarter of 2019 to 45-55% in the second quarter and approximately 40% in the second half of the year based on changes to the company’s patient financial assistance programs that became effective April 1, 2019.

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Management estimates R&D and SG&A expenses for 2019 to be between $295 and $315 million, including estimated stock-based compensation expense of approximately $35 million. The estimated increase in 2019 R&D and SG&A expenses compared to 2018 is primarily due to an increase in R&D expenses to prepare for and initiate the lebrikizumab Phase 3 program and the annualization of SG&A expenses incurred in 2018 related to the QBREXZA launch. Management also expects an additional $20 million acquired in-process research and development expense related to the anticipated milestone payment due to Roche upon the initiation of the lebrikizumab Phase 3 trials.

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Management believes that its existing cash and investments on hand as of March 31, 2019 and either (1) the $90.0 million available under its credit agreement with Athyrium or, (2) if Almirall exercises its option to license the rights to lebrikizumab in Europe, the $50 million it would receive in connection with the option exercise and the $30 million it would receive upon initiation by Dermira of the lebrikizumab Phase 3 trials, are sufficient to meet its anticipated cash requirements into the first half of 2021 and to enable the company to fund its planned Phase 3 clinical program for lebrikizumab through receipt of topline results.

Conference Call Details

Dermira will host a conference call to discuss the first quarter financial results today, May 7, 2019, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The live call can be accessed by phone by dialing 1-877-359-9508 from the U.S. and Canada or +1-224-357-2393 internationally and using the passcode 3485374. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.dermira.com. It will be archived for 30 days following the call.

About Hyperhidrosis

Hyperhidrosis is a condition of sweating beyond what is physiologically required for normal thermal regulation and affects an estimated 4.8% of the U.S. population, or approximately 15 million people. Of these, 65 percent, or nearly 10 million people, suffer from sweating localized to the underarms (axillary disease). Studies have demonstrated that excessive sweating often impedes normal daily activities and can also result in occupational, emotional, psychological, social and physical impairment.

About QBREXZA™ (glycopyrronium) cloth

QBREXZA (pronounced kew brex’ zah) is an anticholinergic indicated for topical treatment of primary axillary hyperhidrosis in adult and pediatric patients 9 years of age and older. QBREXZA is applied directly to the skin and is designed to block sweat production by inhibiting sweat gland activation. For more information visit www.QBREXZA.com.

Important Safety Information

CONTRAINDICATIONS

QBREXZA is contraindicated in patients with medical conditions that can be exacerbated by the anticholinergic effect of QBREXZA.

WARNINGS AND PRECAUTIONS

Worsening of Urinary Retention: Use with caution in patients with a history or presence of documented urinary retention.

Control of Body Temperature: In the presence of high ambient temperature, heat illness (hyperpyrexia and heat stroke due to decreased sweating) can occur with the use of anticholinergic drugs such as QBREXZA.

Operating Machinery or an Automobile: Transient blurred vision may occur with use of QBREXZA. If blurred vision occurs, the patient should discontinue use until symptoms resolve. Patients should be warned not to engage in activities that require clear vision such as operating a motor vehicle or other machinery, or performing hazardous work until the symptoms have resolved.

ADVERSE REACTIONS

The most common adverse reactions seen in ≥2% of subjects treated with QBREXZA were dry mouth (24.2%), mydriasis (6.8%), oropharyngeal pain (5.7%), headache (5.0%), urinary hesitation (3.5%), vision blurred (3.5%), nasal dryness (2.6%), dry throat (2.6%), dry eye (2.4%), dry skin (2.2%) and constipation (2.0%). Local skin reactions of erythema (17.0%), burning/stinging (14.1%) and pruritus (8.1%) were also common.

It is important for patients to understand how to correctly apply QBREXZA (see Patient Product Information). Instruct patients to wash their hands with soap and water immediately after discarding the used cloth.

Please see Full Prescribing Information

About Atopic Dermatitis

Atopic dermatitis is the most common and severe form of eczema, a chronic inflammatory condition that can present as early as childhood and continue into adulthood. A moderate-to-severe form of the disease is characterized by rashes on the skin that often cover much of the body and also includes redness, cracking, dryness and intense, persistent itching. The skin condition can have a negative impact on patients’ mental and physical functioning, limiting their daily activities and health-related quality of life. Patients with moderate-to-severe atopic dermatitis have reported a larger impact on quality of life than patients with psoriasis.

About Lebrikizumab

Lebrikizumab is a novel, injectable, humanized monoclonal antibody designed to bind IL-13 with very high affinity, specifically preventing the formation of the IL-13Rα1/IL-4Rα heterodimer complex and subsequent signaling, thereby inhibiting the biological effects of IL-13 in a targeted and efficient fashion. IL-13 is believed to be a central pathogenic mediator that drives multiple aspects of the pathophysiology of atopic dermatitis by promoting type 2 inflammation and mediating its effects on tissue, resulting in skin barrier dysfunction, itch, skin thickening and infection.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify, develop and commercialize leading-edge medical dermatology products. The company’s approved treatment, QBREXZA™ (glycopyrronium) cloth, is indicated for adult and pediatric patients (ages 9 and older) with primary axillary hyperhidrosis (excessive underarm sweating). Please see the QBREXZA prescribing information. Dermira is evaluating lebrikizumab for the treatment of moderate-to-severe atopic dermatitis (a severe form of eczema) and plans to initiate a Phase 3 clinical development program by the end of 2019, subject to an end-of-Phase 2 meeting with the U.S. Food and Drug Administration. Dermira also has early-stage research and development programs in other areas of dermatology. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com. Follow Dermira on Twitter, LinkedIn and Instagram.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com), LinkedIn page (https://www.linkedin.com/company/dermira-inc-), corporate Instagram account (https://www.instagram.com/dermira_inc/) and corporate Twitter account (@DermiraInc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website, LinkedIn page, Instagram and Twitter accounts in addition to following its SEC filings, news releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this news release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This news release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to Dermira’s goal of bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions; Dermira’s plans to build awareness of QBREXZA and drive prescription demand and sales growth, explore lifecycle opportunities for its existing programs and maintain a strong balance sheet; the anticipated timing of an end-of-Phase 2 meeting with the U.S. Food and Drug Administration and initiation of the Phase 3 clinical development program for lebrikizumab; the anticipated timing of receipt and announcement of Almirall’s decision regarding the potential exercise of its option to exclusively license rights to lebrikizumab in Europe; expectations regarding the growth in QBREXZA prescriptions and net product sales and improvement in the gross-to-net discount related to such sales over the course of 2019; estimated R&D, SG&A and stock-based compensation expense for 2019 and the anticipated milestone payment due Roche upon the initiation of the lebrikizumab Phase 3 trials; the availability to Dermira of $90.0 million under its credit agreement with Athyrium; the potential receipt of up to $80 million from Almirall if it exercises its option to license the rights to lebrikizumab in Europe and in connection with initiation by Dermira of the lebrikizumab Phase 3 trials; and the belief that Dermira’s existing cash and investments on hand as of March 31, 2019 and either (1) the $90.0 million available under its credit agreement with Athyrium or, (2) if Almirall exercises its option to license the rights to lebrikizumab in Europe, the $50 million it would receive in connection with the option exercise and the $30 million it would receive upon initiation by Dermira of the lebrikizumab Phase 3 trials, are sufficient to meet its anticipated cash requirements into the first half of 2021 and to enable the company to fund its planned Phase 3 clinical program for lebrikizumab through receipt of topline results. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to Dermira’s dependence on third-party clinical research organizations, manufacturers, suppliers and distributors; the design and implementation of Dermira’s clinical trials; the outcomes of future meetings with regulatory agencies; Dermira’s ability to attract and retain key employees; Dermira’s ability to manage the growth and complexity of its organization; Dermira’s ability to maintain, protect and enhance its intellectual property; and Dermira’s ability to continue to stay in compliance with its material contractual obligations, applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this news release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

media@dermira.com

Investors:

Andrew Guggenhime

Chief Financial Officer

650-421-7200

investor@dermira.com

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Dermira, Inc.

Selected Consolidated Statement of Operations Data

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Product sales	$2,452	$—
Collaboration and license revenue	—	299

Total revenue	2,452	299
Costs and operating expenses:
Cost of sales (1)	926	—
Research and development (1)	15,569	25,591
Selling, general and administrative (1)	48,679	30,510
Impairment of intangible assets	—	1,126

Total costs and operating expenses	65,174	57,227

Loss from operations	(62,722)	(56,928)
Interest and other income, net	1,551	1,734
Interest expense	(3,661)	(4,254)

Loss before taxes	(64,832)	(59,448)
Benefit for income taxes	—	194

Net loss	$(64,832)	$(59,254)

Net loss per share, basic and diluted	$(1.49)	$(1.42)

Weighted-average common shares used to compute net loss per share, basic and diluted	43,585	41,827

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$15	—
Research and development	2,460	2,853
Selling, general and administrative	5,506	4,661

Total stock-based compensation expense	$7,981	$7,514

Demira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31, 2019	December 31, 2018
Cash and investments	$387,830	$316,002
Working capital	$380,914	$296,853
Total assets	$461,575	$344,321
Term Loan	$32,690	$32,566
Convertible notes, net	$281,684	$281,223
Accumulated deficit	$(809,870)	$(745,038)
Total stockholders’ equity (deficit)	$74,594	$(9,039)